UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Universal Health Realty Income Trust

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April 20, 2017

Dear Shareholder:

You are cordially invited to attend the Annual Meeting (the “Annual Meeting”) of Shareholders of Universal Health Realty Income Trust (the “Trust”) which will be held on Wednesday, June 7, 2017 at 10:00 a.m., at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by our shareholders of two Class I Trustees, to serve for a term of three years, until the annual election of Trustees in the year 2020 and the election and qualification of their successors;

(2)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;

(3)	to conduct an advisory (nonbinding) vote on the frequency of future advisory shareholder votes to approve named executive officer compensation;

(4)	to ratify the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

(5)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) you received in the mail and in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. We have elected to provide access to our Proxy Materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. If you want more information, please see the Questions and Answers section of this Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please either vote by telephone or internet or, if you received printed Proxy Materials and wish to vote by mail, by promptly signing and returning your proxy card in the enclosed envelope. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Trust and be available for your comments and discussion relating to the Trust.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller
Chairman of the Board,
Chief Executive Officer and President

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 7, 2017

Notice is hereby given that the Annual Meeting (the “Annual Meeting”) of Shareholders of Universal Health Realty Income Trust (the “Trust”) will be held on Wednesday, June 7, 2017 at 10:00 a.m., at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by our shareholders of two Class I Trustees, to serve for a term of three years, until the annual election of Trustees in the year 2020 and the election and qualification of their successors;

(2)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;

(3)	to conduct an advisory (nonbinding) vote on the frequency of future advisory shareholder votes to approve named executive officer compensation;

(4)	to ratify the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

(5)	to transact such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote at the Annual Meeting only if you were a shareholder of record at the close of business on April 10, 2017. You are cordially invited to attend the Annual Meeting in person.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET OR, IF YOU RECEIVED PRINTED PROXY MATERIALS AND WISH TO VOTE BY MAIL, MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Wednesday, June 7, 2017:

The Proxy Statement and Annual Report to Shareholders are available at

http://www.edocumentview.com/UHT

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

April 20, 2017

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA 19406

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?

A:	This Proxy Statement and enclosed forms of proxy (first mailed to shareholders who requested to receive printed Proxy Materials on or about April 20, 2017) are furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders (the “Annual Meeting”), or at any adjournment thereof. A Notice Regarding the Availability of Proxy Materials was first mailed to all of our other shareholders beginning on or about April 20, 2017. The Annual Meeting will be held on Wednesday, June 7, 2017 at 10:00 a.m., at our offices located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Q: What is the purpose of the Annual Meeting?

A:	The Annual Meeting is being held to: (1) elect two Class I Trustees, who will serve for a term of three years until the annual election of Trustees in the year 2020 and the election and qualification of their successors; (2) conduct an advisory (nonbinding) vote to approve named executive officer compensation; (3) conduct an advisory (nonbinding) vote on the frequency of future advisory shareholder votes to approve named executive officer compensation; (4) ratify the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2017; (5) transact such other business as may properly be brought before the meeting or any adjournment thereof. We will also discuss our business and be available for your comments and discussion.

3. Q:	Why did Shareholders receive a notice in the mail regarding the internet availability of Proxy Materials instead of a full set of Proxy Materials?

A:	In accordance with “notice and access” rules adopted by the U.S. Securities and Exchange Commission, or SEC, we may furnish Proxy Materials, including this Proxy Statement and our Annual Report to Shareholders, to our shareholders by providing access to such documents on the internet instead of mailing printed copies. Most shareholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice, which was mailed to shareholders, will instruct you as to how you may access and review all of the Proxy Materials on the internet. Please visit www.edocumentview.com/UHT. The Notice also instructs you as to how you may submit your Proxy on the internet. If you would like to receive a paper or e-mail copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice.

4.	Q: Who may attend the Annual Meeting?

A:	Shareholders of record as of the close of business on April 10, 2017, or their duly appointed proxies, may attend the meeting. Shareholders whose shares are held through a broker or other nominee will need to bring a copy of a brokerage statement reflecting their ownership of our shares as of the record date.

5.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only shareholders of record as of the close of business on April 10, 2017 are entitled to vote at the Annual Meeting. On that date, 13,600,036 shares of beneficial interest, par value $.01 per share, were outstanding.

6.	Q: Who is soliciting my vote?

A:	The principal solicitation of proxies is being made by our Board of Trustees by mail. Certain of our officers and employees and certain officers and employees of UHS of Delaware, Inc. (our “Advisor”), a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”), or its affiliates, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares. In addition, we may retain a third-party proxy solicitation service, to assist in the solicitation of proxies who may solicit proxies personally, by telephone and by mail.

7.	Q: What items of business will be voted at the Annual Meeting?

A:	The items of business that will be voted are the election of two Class I Trustees, who will serve for a term of three years until the annual election of Trustees in the year 2020 and the election and qualification of their successors; an advisory (nonbinding) vote to approve named executive officer compensation; an advisory (nonbinding) vote on the frequency of future advisory shareholder votes to approve named executive officer compensation; and ratification of the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

8.	Q: How does the Board of Trustees recommend that I vote?

A:	The Board of Trustees recommends that you vote your shares FOR the nominees for Class I Trustees (Proposal No. 1).

The Board of Trustees recommends that you vote your shares FOR the approval of our named executive officer compensation (Proposal No. 2).

The Board of Trustees recommends that you vote your shares FOR a frequency period of EVERY YEAR for future advisory shareholder votes on the compensation of our named executive officers (Proposal No. 3).

The Board of Trustees recommends that you vote your shares FOR the ratification of the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 4).

9.	Q: How will voting on any other business be conducted?

A:	Other than the items of business described in this Proxy Statement, we know of no other business to be presented for action at the Annual Meeting. As for any other business that may properly come before the Annual Meeting, your signed proxy confers discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment.

10.	Q: What is the difference between a “shareholder of record” and a “street name” holder?

A:	These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

11.	Q: How do I vote my shares if I am a shareholder of record?

A:	For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials you received in the mail or, if you received printed proxy materials, your enclosed proxy card. If you received printed proxy materials, you may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope, or you may vote by telephone or internet. Unless otherwise indicated on the proxy, shares represented by any proxy will, if the proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” the nominees for Trustee, “FOR” the approval of our named executive officer compensation, “FOR” a frequency period of “1 YEAR” for future advisory shareholder votes on the compensation of our named executive officers, “FOR” the ratification of the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2017. You may also vote by telephone or internet.

12.	Q: How do I vote by telephone or electronically?

A:	Instead of submitting your vote by mail on the enclosed proxy card (if you received printed proxy materials), your vote can be submitted by telephone or electronically, via the internet. Please refer to the specific instructions set forth on the Notice Regarding the Availability of Proxy Materials or, if you received printed Proxy Materials, on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder.

13.	Q: How do I vote my shares if they are held in street name?

A:	If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.

14.	Q: Can I change or revoke my vote?

A:	Yes. Any proxy executed and returned to us is revocable by delivering a later signed and dated proxy or other written notice to our Secretary at any time prior to its exercise. Your proxy is also subject to revocation if you are present at the meeting and choose to vote in person.

15.	Q: What are my voting choices and what is the vote required to approve each of the proposals?

A:	The following chart describes the proposals to be considered at the Annual Meeting, the voting choices for each proposal, the vote required to elect trustees and to adopt each other proposal, and the manner in which votes will be counted:

Item of Business	Voting Options	Votes Required for Approval	Abstentions	Signed But Unmarked Proxy Cards	Broker Non-Votes
Proposal 1: Election of Trustees	For or withhold vote in respect of each nominee.

The vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of the Class I Trustees. A majority of the votes cast means that the number of shares voted “for” a Trustee’s election exceeds the number of shares “withheld” from that Trustee.

A nominee currently serving as a Trustee not receiving a majority of the votes cast will tender his or her resignation, promptly following certification of the shareholder vote, for consideration by the Nominating & Corporate Governance Committee.

			No effect on voting.	Count as votes FOR.	No broker discretion to vote.
Proposal 2: Advisory (Nonbinding) Vote on Named Executive Officer Compensation	For, against, or abstain.	Affirmative “FOR” vote of a majority of all of the votes cast at the meeting.	No effect on voting.	Count as votes FOR.	No broker discretion to vote.
Proposal 3: Advisory (Nonbinding) Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation	1, 2 or 3 years, or abstain.	Number of years (1, 2 or 3) receiving the highest number of votes.	No effect on voting.	Count as vote for EVERY YEAR.	No broker discretion to vote.
Proposal 4: Ratification of Independent Registered Public Accounting Firm	For, against, or abstain.	Affirmative “FOR” vote of a majority of all of the votes cast at the meeting.	No effect on voting.	Count as votes FOR.	Brokers have discretion to vote.

16.	Q: What constitutes a “quorum”?

A:	The shareholders entitled to vote at the meeting representing a majority of the total number of votes authorized to be cast by shares of beneficial interest then outstanding and entitled to vote on any question present in person or by proxy shall constitute a quorum at any such meeting for action on such question. Proxies received but marked with instructions to withhold authority to vote or abstain from voting and broker non-votes will be included in the calculation of the number of shares to be considered present at the meeting.

17.	Q: What are our voting rights?

A:	Each share is entitled to one vote on the matters to be presented at the meeting.

18. Q:	Will my shares be voted if I do not sign and return my proxy card or do not vote by internet or telephone?

A:	If you are a registered shareholder and you do not sign and return your proxy card or do not vote by internet or telephone, your shares will not be voted at the Annual Meeting. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters.

Under the New York Stock Exchange rules, the proposals relating to the election of the Trustees, the advisory vote on our named executive officer compensation, and the advisory vote on the frequency of an advisory shareholder vote to approve named executive officer compensation are deemed to be nonroutine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

19.	Q: What is a “broker non-vote”?

A:	“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regulatory Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on non-routine matters.

Since the election of the Trustees, the advisory vote on named executive officer compensation, and the advisory vote on the frequency of an advisory shareholder vote to approve named executive officer compensation are nonroutine matters, a broker may not turn in a proxy card voting shares without receiving instructions from you.

20.	Q: What is the effect of a broker non-vote?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum but will not be considered present and entitled to vote on any matter for which a broker, bank or other nominee does not have authority. For the Annual Meeting, pursuant to the rules of the New York Stock Exchange, your broker, bank or other nominee will be permitted to vote for you without instruction only with respect to Proposal 4 regarding the ratification of KPMG LLP. A broker non-vote will not have any impact on the outcome of any other proposals.

21.	Q: Who will count the votes?

A:	Our Secretary will count the votes and serve as inspector of elections.

22.	Q: When are shareholder proposals and trustee nominees due for the 2018 Annual Meeting?

A:	Rule 14a-8 Proposals. Shareholder proposals intended to be included in the proxy materials for the 2018 Annual Meeting must be received by us no later than December 21, 2017. Such proposals should be sent in writing by courier or certified mail to the Secretary of the Trust at 367 South Gulph Road, King of Prussia, PA 19406. Shareholder proposals that are sent to any other person or location or by any other means may not be received in a timely manner. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials.

Proxy Access. Last year we amended our bylaws to implement proxy access, which permits a shareholder, or group of up to 20 shareholders, owning 3% or more of the Trust’s outstanding common stock continuously for at least three years to nominate and include in the Trust’s proxy materials trustees constituting up to 20% of the board, provided that such nominating shareholder(s) and nominee(s) satisfy the requirements specified therein for a nomination pursuant to the proxy access provisions, including timely submission of a notice of such a nomination to the Secretary of the Trust at its principal executive office (no earlier than 150 days and no later than 120 days before the anniversary of the date that the Trust mailed its proxy statement for the previous year’s annual meeting of shareholders) that contains certain information specified in our bylaws.

Advance notice procedures. For a shareholder proposal that is not intended to be included in the proxy materials for the 2018 Annual Meeting, or if you want to nominate a person for election as a trustee, you must provide written notice to the Secretary of the Trust at 367 South Gulph Road, King of Prussia, PA 19406. The Secretary must receive this notice not earlier than February 7, 2018 and not later than March 9, 2018. However, if our 2018 annual meeting of shareholders is held more than 30 days before or more than 70 days after June 7, 2018, then the Secretary must receive this notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we make a public announcement of the date of the meeting. The notice of a proposed item of business must provide information as required in our bylaws which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reasons for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record of such shareholder; and any material interest you have in the proposal. The notice of a proposed trustee nomination must provide information and documentation as required in our bylaws which, in general, require that the notice of a trustee nomination include the information about the nominee that would be required to be disclosed in the solicitation of proxies for the election of a trustee under federal securities laws and the nominee’s written consent to be named in the proxy statement as a nominee and to serve as a trustee if elected. A copy of the bylaw requirements will be provided upon request to the Secretary at the address above.

23.	Q: Can I receive more than one set of Annual Meeting materials?

A:

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to our Secretary at Universal Health Realty Income Trust,

Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406, telephone (610) 265-0688. If you share an address with another shareholder and (i) would like to receive multiple copies of the Proxy Statement or Annual Report to Shareholders in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

24. Q:	How can I obtain additional information about Universal Health Realty Income Trust (the “Trust”)?

A:	Copies of our Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2016 and our other annual, quarterly and current reports we file with the Securities and Exchange Commission, and any amendments to those reports, are available free of charge on our website, which is located at http://www.uhrit.com. Copies of these reports will be sent without charge to any shareholder requesting such copies in writing to our Secretary at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406. The information posted on our website is not incorporated into this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 10, 2017, the number of shares and the percentage of our outstanding shares beneficially owned, within the meaning of Securities and Exchange Commission Rule 13d-3, (i) by each person who is known to us to own beneficially more than 5% of our shares; (ii) by each Trustee and Trustee nominee and each executive officer named in the Summary Compensation Table, and; (iii) by all Trustees and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power. No shares are pledged as security by any of our Trustees or executive officers.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Universal Health Services, Inc. 367 South Gulph Road King of Prussia, PA 19406	787,543		5.8%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,139,063	(2)	15.7%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,296,714	(3)	9.5%

Vanguard Specialized Funds—Vanguard REIT Index Fund. 100 Vanguard Blvd. Malvern, PA 19355	980,151	(4)	7.20%

Miles L. Berger Berger Management Services, LLC 350 West Hubbard St. #222 Chicago, IL 60654	8,771	(5)	(6)

James E. Dalton, Jr. 6505 Edinburgh Drive Nashville, TN 37221	6,562	(5)	(6)

Elliot J. Sussman, M.D. The Villages Health 1020 Lake Sumter Landing The Villages, FL 32162	7,175	(5)	(6)

Robert F. McCadden Pennsylvania Real Estate Investment Trust 200 South Broad Street Philadelphia, PA 19102	2,050	(5)	(6)

Alan B. Miller	157,438	(5)(7)	1.2%

Marc D. Miller	2,504	(5)	(6)

Charles F. Boyle	28,510	(5)	(6)

Cheryl K. Ramagano	28,194	(5)	(6)

Timothy J. Fowler 3295 River Exchange Dr. Suite 190 Norcross, GA 30092	18,358	(5)	(6)

All Trustees & executive officers as a group (9 persons)	259,562	(5)(7)	1.9%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	These securities are held by The Vanguard Group, Inc. Information is based on Amendment No. 11 to Schedule 13G filed February 9, 2017. The Vanguard Group, Inc. reported that is has sole voting power with respect to 42,408 shares, shared voting power with respect to 17,707 shares, sole dispositive power with respect to 2,096,833 shares and shared dispositive power with respect to 42,230 shares.
(3)	These securities are held by BlackRock, Inc. Information is based on Amendment No. 7 to Schedule 13G filed January 26, 2017.
(4)	These securities are held by Vanguard Specialized Funds - Vanguard REIT Index Fund. Information is based on Amendment No. 6 to Schedule 13G filed February 9, 2017.
(5)	Includes restricted shares awarded during 2015 and 2016 which are scheduled to vest during 2017 and 2018, respectively. These shares are subject to forfeiture and vesting pursuant to the terms and conditions set forth in the applicable restricted stock agreements.
(6)	Less than 1% of the outstanding shares.
(7)	Includes 42,000 shares of beneficial interest beneficially owned by the Alan B. Miller Family Foundation. Mr. Miller disclaims beneficial ownership of these securities.

Equity Compensation Plan Information

The table below provides information, as of December 31, 2016, concerning securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding column(c))
Equity compensation plans approved by security holders	—	—	47,715
Equity compensation plans not approved by security holders	—	—	—

TOTAL	—	—	47,715

PROPOSAL NO. 1

ELECTION OF TWO TRUSTEES

We were organized under the laws of the State of Maryland as a real estate investment trust on August 6, 1986. Pursuant to our Declaration of Trust, the Trustees have been divided into three classes, with staggered terms. The terms of the Trustees in Class I expire at this meeting, the terms of the Trustees in Class II will expire at the 2018 Annual Meeting and the terms of the Trustees in Class III will expire at the 2019 Annual Meeting. At each Annual Meeting, Trustees are elected for a term of three years to succeed those in the class whose term is expiring at such Annual Meeting.

The persons listed below currently constitute our Board of Trustees. The nominees for the Class I Trustees are Alan B Miller and Robert F. McCadden They have been nominated to be elected for a three-year term that expires at the 2020 Annual Meeting. The Trustees have no reason to believe that the nominees will be unavailable for election; however, if a nominee becomes unavailable for any reason, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Trustees to replace the nominee. The nominees have consented to be named and have indicated their intent to serve if elected.

Pursuant to our Declaration of Trust, a majority of our Trustees must be “Independent Trustees” with each class of Trustees containing at least one Independent Trustee. The Declaration of Trust defines an “Independent Trustee” as a Trustee who is not an affiliate of UHS, the parent company of our Advisor, and does not perform any services for us, except as Trustee. The vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of the Class I Trustees. A majority of the votes cast means that the number of shares voted “for” a Trustee’s election exceeds the number of shares “withheld” from that Trustee. A nominee currently serving as a Trustee not receiving a majority of the votes cast will tender his or her resignation, promptly following certification of the shareholder vote, for consideration by the Nominating & Corporate Governance Committee.

The following information is furnished with respect to the nominees for election as a Trustee and each member of the Board of Trustees whose term of office will continue after the meeting.

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
NOMINEES (TERMS EXPIRING IN 2017)
Alan B. Miller	I	79	Chairman of our Board and our Chief Executive Officer since 1986 and our President since February, 2003. Chairman of the Board and Chief Executive Officer of UHS since 1978 and previously served as UHS’s President until May, 2009. Father of Marc D. Miller, a member of our Board of Trustees and President and member of the Board of Directors of UHS.	1986

Robert F. McCadden*	I	59	Elected to our Board of Trustees in December, 2013. Currently serves as Executive Vice President and Chief Financial Officer of Pennsylvania Real Estate Investment Trust since his appointment in 2004. Formerly, he served as audit partner of KPMG LLP from 2002 to 2004 and audit partner of Arthur Andersen LLP from 1993 to 2002. Since 2011, Mr. McCadden has served as a member of the Board of Directors of Independence Realty Trust, Inc.	2013

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
TRUSTEES WHOSE TERMS EXPIRE IN 2018
James E. Dalton, Jr.*	II	74	Formerly, Chairman of the Board of Signature Hospital Corporation from 2006-2012. Formerly, President, Chief Executive Officer and Director of Quorum Health Group, Inc. from 1990 to 2001. Formerly, President of Edinburgh Associates from 2001-2007. Formerly, a Director of US Oncology, Inc. from 2005-2010. Currently, a director of Select Medical Corp. since 2005.	1997

Marc D. Miller	II	46	Elected to the UHS Board of Directors in May, 2006. Appointed President of UHS in May, 2009 and prior thereto served as Senior Vice President and Co-Head of UHS’s Acute Care Division since 2007. Mr. Marc D. Miller was elected Vice President of UHS in 2005 and has served in various other capacities related to UHS’s acute care division since 2000. Serves as a member of the Board of Directors of Premier, Inc. He is the son of Alan B. Miller, our Chairman of the Board, Chief Executive Officer and President, and Chairman of the Board and Chief Executive Officer of UHS.	2008

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
TRUSTEES WHOSE TERMS EXPIRE IN 2019
Miles L. Berger*	III	86	Chairman of the Board of Berger Management Services, LLC since 1999; Trustee of Innkeepers Trust USA from 1993 until the sale of the company in 2007, and a member of the Board of Directors of Medallion Bank since 2002 and Chatham Lodging Trust since 2010. Mr. Berger is scheduled to retire from our Board of Trustees on June 8, 2017.	1998

Elliot J. Sussman, M.D.*	III	65	Chairman of The Villages Health and a Consultant. Former President and Chief Executive Officer of Lehigh Valley Hospital and Health Network from 1993 to 2010. Currently, a member of the Board of Directors of iCAD, Inc. since 2002.	1999

*	Independent Trustee

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS TRUSTEES. ANY NOMINEE CURRENTLY SERVING AS A TRUSTEE IN AN ELECTION WHO RECEIVES A GREATER NUMBER OF VOTES “WITHHELD” HIS OR HER ELECTION THAN VOTES “FOR” SUCH ELECTION SHALL TENDER HIS OR HER RESIGNATION FOR CONSIDERATION BY THE NOMINATING & GOVERNANCE COMMITTEE.

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to rules of the Securities and Exchange Commission, we are asking you to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis below, the compensation tables below, and any related narrative discussion contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the compensation paid to our named executive officers.

All of our named executive officers are employees of UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS. Although we have no salaried employees, our executive officers and other personnel do typically receive annual stock-based compensation awards in the form of restricted stock. In special circumstances, if warranted and deemed appropriate by the Compensation Committee of the Board of Trustees (“Compensation Committee”), our executive officers and other personnel may also receive one-time special compensation awards in the form of restricted stock and/or cash bonuses. There were no special compensation awards made in 2016, 2015 or 2014. The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and shareholder value. Long-term incentive awards are granted to motivate and encourage excellent service and to reward our named executive officers for their respective contributions.

The Advisor manages our day-to-day affairs and provides certain other services to us pursuant to the Advisory Agreement (as defined below) we entered into with UHS and the Advisor. In consideration of its management services pursuant to the Advisory Agreement, we pay the Advisor a fee (the “Advisory Fee”). The Advisory Fee paid to the Advisor includes the costs associated with the various services provided to us, including fees related to the services provided by our named executive officers on our behalf. As a result, the component of the Advisory Fee related specifically to our named executive officers’ compensation is not separable. Please see below in Compensation Discussion and Analysis - Comparison of our Advisory Fee and Other General and Administrative Expenses to Selected Healthcare REIT Peer Group for additional disclosure.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Trust’s shareholders approve, on an advisory basis, the compensation paid to the Trust’s named executive officers, as disclosed in the Trust’s proxy statement for the 2017 Annual Meeting of Shareholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this Proxy Statement.”

Vote Required

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the advisory vote on named executive officer compensation. For purposes of the vote on Proposal No. 2, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The “say-on-pay” vote is advisory and will not be binding upon the Trust, the Board of Trustees or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future named executive officer compensation arrangements.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION PAID TO THE TRUST’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to rules of the Securities and Exchange Commission, every six years, we are required to provide shareholders with an opportunity to vote, on an advisory (non-binding) basis, as to whether we should hold an advisory vote on the executive compensation of our named executive officers every one, two or three years. Shareholders may also abstain from voting on the matter.

The initial “say-on-frequency” vote was held at our 2011 Annual Meeting of Shareholders. At our 2011 annual meeting, our shareholders voted to hold an advisory vote on our executive compensation program every year. Accordingly, we have submitted Say on Pay proposals on the compensation of our named executive officers at every subsequent annual meeting.

After careful consideration, our Board of Trustees recommends that we continue to conduct an advisory vote on executive compensation annually. Our Board of Trustees believes that a frequency of every year for the Say on Pay vote on executive compensation is the best approach for the Trust and our shareholders.

Vote Required

The advisory vote on the frequency of future shareholder advisory vote to approve named executive officer compensation will be determined by a plurality of the votes cast.

If you are a shareholder of record and you do not sign and return your Proxy card or vote by telephone or internet, your shares will not be voted at the Annual Meeting. Under the New York Stock Exchange rules, this proposal is not a routine matter and broker non-votes may occur with respect to this proposal. If your shares are held in street name and you do not issue instructions to your broker, your broker or nominee may not vote your shares on these matters without receiving instructions.

Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.

The “say-on-frequency” vote is advisory and will not be binding upon the Trust, the Board of Trustees, or the Compensation Committee. The Board of Trustees may decide that it is in the best interests of our shareholders and the Trust to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on the compensation of our named executive officers.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY PERIOD OF EVERY “ONE YEAR” FOR FUTURE ADVISORY SHAREHOLDER VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected, and as a matter of good corporate governance, is requesting ratification by the shareholders of the selection of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2017. KPMG LLP served as our independent registered public accountants for the year ended December 31, 2016. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Trust and its shareholders.

KPMG LLP representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

We are submitting the selection of the independent registered public accountants for shareholder ratification as a matter of good corporate governance. Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Trust and its shareholders. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of KPMG LLP as our independent registered public accountants.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Trustees and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our shares and other equity securities.

Based upon a review of the copies of such reports furnished to us during fiscal year 2016 and written representations from our executive officers and Trustees, we believe that during the 2016 fiscal year, the Trustees, executive officers and holders of more than 10% of our shares of beneficial interest complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our compensation program is aligned with our philosophy by practices that are regulatory compliant, financially sound and provide long-term value to shareholders and generally include the following:

•	Review of peer group market data

•	Performance discussion is included on incentive decisions

•	Practices are evaluated annually and reviewed by outside consultants biennially

•	Do not provide values generally outside of current market practices

•	Do not offer excessive perquisites to our executives

All of our named executive officers are employees of UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS. Although we have no salaried employees, our executive officers and other personnel do typically receive annual stock-based compensation awards in the form of restricted stock. In special circumstances, if warranted and deemed appropriate by the Compensation Committee of the Board of Trustees (“Compensation Committee”), our executive officers and other personnel may also receive one-time special compensation awards in the form of restricted stock and/or cash bonuses. There were no special compensation awards made in 2016, 2015 or 2014. The Advisor manages our day-to-day affairs and provides certain other services to us pursuant to the Advisory Agreement (as defined below) we entered into with UHS and the Advisor. In consideration of its management services pursuant to the Advisory Agreement, we pay the Advisor a fee (the “Advisory Fee”).

The Advisory Fee paid to the Advisor includes the costs associated with the various services provided to us, including fees related to the services provided by our named executive officers on our behalf. As a result, the component of the Advisory Fee related specifically to our named executive officers’ compensation is not separable. Please see below in Comparison of our Advisory Fee and Other General and Administrative Expenses to Selected Healthcare REIT Peer Group for additional disclosure.

Although this management structure and Advisory Agreement arrangement may create the potential for conflicts of interest, including with respect to advising our Compensation Committee regarding compensation of our executive officers, we believe that the quality and depth of the management and advisory services provided to us by our Advisor and UHS could not be replicated by contracting with unrelated third parties or by being self-advised without considerable cost increases. We also believe that because our Compensation Committee is comprised solely of Independent Trustees, any potential for conflict is mitigated. Please see “Certain Relationships and Related Transactions” for more information.

In designing our stock-based compensation program for our named executive officers, we follow our belief that compensation should reflect the value created for shareholders while supporting our strategic business goals. Because of our management structure and advisory arrangement, historically, our compensation program has been basic. The Compensation Committee is guided by the following objectives:

•	Compensation should encourage increased shareholder value;

•	Compensation programs should support our short-term and long-term strategic business goals and objectives, and;

•	Compensation should motivate our executive officers and other personnel toward outstanding performance and reward them for contributions toward business goals.

These objectives govern the decision-making process with respect to the amount and type of compensation payable to our named executive officers and other personnel. The Compensation Committee reviews our compensation programs annually to ensure that these objectives continue to be met.

Elements of Compensation

In light of our management structure and advisory arrangement, we have historically provided limited compensation to our named executive officers and other personnel. The chief element of our compensation program is the periodic granting of long-term incentive awards. We typically do not pay cash compensation in the form of an annual base salary or cash bonuses to our named executive officers. All of our named executive officers are employees of UHS and, as such, are compensated by UHS.

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and shareholder value. Long-term incentive awards are granted to motivate and encourage excellent service and to reward our named executive officers for their respective contributions. Long-term incentive compensation is based, in part, on our performance and the value received by shareholders. As we improve our performance, resulting in increased value to shareholders, our executives and other personnel are rewarded commensurately.

Compensation Setting Process

The stock-based compensation for each of our named executive officers is evaluated on an annual basis by our Compensation Committee. Market data compiled by the human resources personnel of our Advisor are used to compare the compensation levels of our named executive officers against those of comparable positions in other comparable companies. This market data is reviewed on a biennial basis by a third-party consultant for accuracy and reasonableness. The third-party consultant’s review was performed during 2016.

The Compensation Committee has traditionally relied upon the input and recommendations of our Chairman, President and Chief Executive Officer, Mr. Alan B. Miller, who reviews and advises the Compensation Committee with respect to our compensation programs, including the compensation arrangements for our named executive officers and other personnel other than himself. The Compensation Committee believes that Mr. Miller’s role as Chief Executive Officer of the Trust since its inception in 1986 provides a valuable resource to them. Mr. Miller attends Compensation Committee meetings by invitation, however, he does not have the right to vote on matters addressed by the Compensation Committee and he does not participate in the discussions with respect to his own compensation. Compensation for Mr. Miller is determined by the Compensation Committee and typically guidance and advice is requested from the human resources department of our Advisor.

In April, 2007, the Board of Trustees adopted the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “2007 Plan”), which was amended and restated in 2016 as the Universal Health Realty Income Trust Amended and Restated 2007 Restricted Stock Plan (the “2007 Amended and Restated Plan”), to replace the

Universal Health Realty Income Trust 1997 Incentive Plan (the “1997 Incentive Plan”). The 2007 Amended and Restated Plan was approved by our shareholders in June, 2007 and is designed to implement our compensation objectives stated herein. The 2007 Amended and Restated Plan, is administered by the Compensation Committee, which has full authority in its discretion, from time to time, and at any time, to select those officers to whom awards will be granted, to determine the number of shares subject thereto, the times at which such awards shall be granted, the time at which the awards shall vest, and the terms and conditions of the agreements to be entered into by our officers and other personnel. Our Compensation Committee, in its sole discretion, requested guidance from a third-party compensation consulting firm with respect to the concepts and practices used for development of the 2007 Plan. The concepts and market practices were deemed to be reasonable by the consulting firm and served as the basis for the 2007 Plan. This firm also provided advice with respect to Independent Trustee compensation. The full Board of Trustees is responsible for administering incentive grants to our Independent Trustees. We do not have any plan to select grant dates for our named executive officers and trustees in coordination with the release of material non-public information.

The 2007 Amended and Restated Plan permits the granting of restricted shares of beneficial interest. The Compensation Committee believes restricted stock awards are more effective than stock options in achieving our compensation objectives, as restricted stock is subject to less market volatility and, depending on the total number of shares granted, is potentially less dilutive to our shares of beneficial interest. Recipients realize immediate value as restricted stock awards vest, with the value increasing as our stock performance increases. Cash dividends are paid on all outstanding awards of restricted stock as an additional element of compensation and to provide recipients incentive to sustain or increase our performance. The Compensation Committee believes that periodic grants of long term incentive awards to our named executive officers and other personnel will serve to motivate and encourage excellent service and reward them for their respective contributions. Further, the Compensation Committee believes that this will enhance shareholder value and support our business goals because such long-term incentive compensation is based, in part, on our performance and the value received by shareholders.

Vesting of restricted shares issued under the 2007 Amended and Restated Plan has historically been based upon continuing service. The Compensation Committee has the option to condition the vesting of a restricted stock award on the achievement of specified performance goals in accordance with Section 162(m) of the Code. If established, performance goals may be based on business criteria such as earnings per share, share price, total shareholder return, pre-tax profits, net earnings, return on equity or assets, revenues and funds from operations per share. Performance goals may be applied to an individual, the Trust and/or any one or more of our properties or other operating unit(s) as the Compensation Committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The Compensation Committee must establish such criteria and targets in advance of applicable deadlines under the Code. While attainment of the performance targets remains substantially uncertain, the Compensation Committee will be responsible for determining whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Compensation Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied.

2016 Compensation

Since we do not pay cash compensation in the form of an annual base salaries to our named executive officers, and typically do not pay cash bonuses, the chief element of our compensation program is the periodic granting of long-term incentive awards.

Long-Term Incentives

On June 9, 2016, we granted shares of restricted stock to each of our named executive officers. For a description of the long-term incentive awards granted to our named executive officers during 2016, you should read the Summary Compensation Table and the Grants of Plan-Based Awards Table included in this Proxy Statement. As discussed herein, the Compensation Committee believes that in the general absence of cash compensation, it is important to provide our executive officers, including the Chief Executive Officer, an incentive to increase shareholder value by awarding equity based compensation.

In determining the number of shares of restricted stock granted to our officers during 2016, our Compensation Committee reviewed competitive data of a selected peer group. The data was prepared by the human resource personnel of our Advisor and reviewed for accuracy and reasonableness by a third-party consultant. The data compared the compensation levels of our named executive officers against those of comparable positions in a selected peer group consisting of other comparable advisor managed healthcare real estate investment trusts (“REITs”) in addition to peer companies of self-managed REITs with similar asset size and comparable dividend yield. The companies in the advisor peer group, which had no salaried employees since they are managed pursuant to advisory or management agreements, consisted of Hospitality Properties Trust and Senior Housing Properties Trust. Companies included in the self-managed peer group were Agree Realty Corp., BRT Realty Trust, Getty Realty Corp., Gladstone Commercial Corp., Sotherly Hotels, Inc, Monmouth Real Estate Investment Corp., One Liberty Properties, Inc., Condor (formerly Supertel Hospitality, Inc.) and UMH Properties, Inc.

The Compensation Committee also considered Mr. Alan Miller’s recommendations and took into account each named executive officer’s position, responsibilities and contribution to our financial performance as well as his or her contribution to our growth and productivity. In addition, historical internal practices for stock awards were also reviewed and used as a basis for determining individual award amounts.

During the period analyzed, the compensation levels of our named executive officers were below the 25th percentile of both the advisor peer group and the self-managed peer group. The Compensation Committee believes that the compensation of our named executive officers during 2016 is reasonable in comparison to market rates based on the review of the compensation levels of the selected peer group.

Comparison of Our Advisory Fee and Other General and Administrative Expenses to Selected Healthcare REIT Peer Group:

The Advisory Agreement expires on December 31st of each year; however it is renewable by us, subject to a determination by the Independent Trustees, that the Advisor’s performance has been satisfactory. In December of 2016, based upon a review of our Advisory Fee and other general and administrative expenses as compared to an industry peer group, the Advisory Agreement was renewed for 2017 pursuant to the same terms as the Advisory Agreement in place during the last three years. As part of the annual review process, our Independent Trustees review data prepared by us which calculates the percentages of our aggregate Advisory Fee and other general and administrative expenses (we have no salaries, wages and benefits expense), to our revenues, net assets and gross assets. Those percentages, calculated utilizing our financial data, are then compared to the percentages of the general and administrative expenses, including salaries, wages and benefits expense, of a selected peer group of other healthcare REITs, to their respective revenues, net assets and gross assets.

During the period analyzed for the 2016 review, our aggregate of Advisory Fee and other general and administrative expenses amounted to 5.9% of our revenues, 1.0% of our net assets and 0.8% of our gross assets.

The average of the healthcare REITs in the selected peer group had aggregate general and administrative expenses of 6.7% of revenues, 0.9% of net assets and 0.8% of gross assets. As a result, our Independent Trustees believe that the aggregate of our Advisory Fee and other general and administrative expenses are reasonable in comparison to the average general and administrative cost structures of the selected healthcare REIT peer group. Companies included in the selected healthcare REIT peer group were Healthcare Property Investors, Inc., Healthcare Realty Trust Incorporated, Healthcare Trust of America, Inc., LTC Properties, Inc., Medical Properties Trust, Inc., National Health Investors Inc., Omega Healthcare Investors, Inc., Senior Housing Properties Trust, Ventas, Inc. and Welltower Inc.

2017 Compensation

We anticipate that the chief element of our compensation program will continue to be the periodic granting of long-term incentive awards issued pursuant to the terms of the 2007 Amended and Restated Plan. We do not intend to pay cash compensation in the form of an annual base salary to our named executive officers in 2017.

Rewards/Compensation Risk Analysis

Since the Trust typically pays no cash compensation and has no incentive plans that are directly correlated to earnings, revenues or cash flows, we believe that there is no excessive risk to the Trust’s future results of operations as result of our compensation practices.

Summary

The foregoing discussion describes: (i) the compensation objectives and policies that were utilized with respect to our named executive officers and other personnel during 2016, and; (ii) our anticipated compensation program for 2017.

In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers and other personnel, the objectives of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers and other personnel, may change.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and based on the review and discussions, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Trust’s Proxy Statement.

COMPENSATION COMMITTEE
Elliot J. Sussman, M.D., Chairman
James E. Dalton, Jr.
Miles L. Berger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Trustees is composed of Elliot J. Sussman, M.D., James E. Dalton, Jr., and Miles L. Berger, who is scheduled to retire from our Board of Trustees in June, 2017. All the members of the Compensation Committee are Independent Trustees and no member has ever been one of our officers or employees, nor has had any relationship with us that requires disclosure.

In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers and other personnel, the objectives of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers and other personnel, may change.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the two other executive officers during the last three fiscal years. We have no other executive officers. We refer to these officers collectively as our named executive officers.

Name and principal position(1.)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2.)	Option and Dividend Equivalent Right Awards ($)(3.)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other compen- sation ($)(4.)	Total ($)
Alan B. Miller,	2016	$—	$—	$157,752	$—	$—	$—	$14,560	$172,312
Chairman of the Board,	2015	—	—	133,700	—	—	—	14,177	147,877
Chief Executive Officer and President	2014	—	—	120,988	—	—	—	13,857	134,845

Charles F. Boyle,	2016	$—	$—	$87,327	$—	$—	$—	$8,092	$95,419
Vice President and Chief Financial Officer	2015	—	—	74,012	—	—	—	7,969	81,981
	2014	—	—	69,136	—	—	—	7,685	76,821

Cheryl K. Ramagano,	2016	$—	$—	$87,327	$—	$—	$—	$8,092	$95,419
Vice President, Secretary and Treasurer	2015	—	—	74,012	—	—	—	7,969	81,981
	2014	—	—	69,136	—	—	—	7,685	76,821

Timothy J. Fowler,	2016	$—	$—	$59,157	$—	$—	$—	$5,460	$64,617
Vice President,	2015	—	—	50,137	—	—	—	5,376	55,513
Acquisition and Development	2014	—	—	45,370	—	—	—	5,401	50,771

(1.)	Our officers are all employees of a wholly-owned subsidiary of UHS and do not receive salaries from us. We pay an annual advisory fee to UHS of Delaware, Inc. (the “Advisor”) pursuant to the Advisory Agreement between the Advisor and us, whereby the Advisor manages our day-to-day affairs and provides certain other services to us. See additional information on our relationship with our Advisor included in this Proxy Statement.
(2.)	Represents grant date fair value for awards made during each year pursuant to the Universal Health Realty Income Trust Amended and Restated 2007 Restricted Stock Plan or the Universal Health Realty Income Trust 2007 Restricted Stock Plan. Dividends declared by us are paid with respect to outstanding shares of restricted stock. These awards are scheduled to vest on the second anniversary of the grant date.
(3.)	There were no stock option awards issued in 2016, 2015 or 2014.
(4.)	Consists of dividends paid on unvested restricted stock.

In addition, prior to its expiration in June, 2007, the 1997 Incentive Plan was administered by the Compensation Committee. Subject to the provisions of the 1997 Incentive Plan, non-qualified stock options and dividend equivalent rights (“DERs”) were granted to our named executive officers, Board of Trustees and other personnel. The holder of a DER was credited with amounts equal to the dividends payable with respect to the number of shares of beneficial interest covered by the award as if such shares had been issued and outstanding on the record date related to such dividend. During 2016, each of our named executive officers benefited from the dividend equivalents on their DERs granted in previous years. In connection with this plan, on December 4, 2008, the Board of Trustees of the Trust approved amendments of outstanding stock option agreements made pursuant to the 1997 Incentive Plan with officers and Trustees of the Trust. These agreements provided for the deferred payment of dividend equivalents on shares covered by the options, with payment tied to the date the options are exercised or expire. In order to meet certain changes to tax law requirements, the agreements, as amended, provide for current payment of dividend equivalents in the years in which dividends are declared and paid or, if later, when the related options become vested. Dividend equivalents attributable to vested options accrued as of December 31, 2014 and 2015 were paid in December of each respective year. The dividend equivalents attributable to vested options earned during 2016 were paid out at the time of the final stock option and DER exercises at various times during 2016. Total amounts paid during 2016 to the Trust’s named executive officers were as follows: $9,712 to Alan B. Miller; $5,180 to Charles F. Boyle; $5,180 to Cheryl K. Ramagano, and; $3,885 to Timothy J. Fowler. Also during 2016, $695 was paid to each of James E. Dalton, Jr. and Elliot J. Sussman, M.D., and $1,295 was paid to Miles L. Berger. There are no dividend equivalent rights or stock options outstanding at December 31, 2016.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted during fiscal year 2016 to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1.) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value of Stock Awards (2.) ($)
Name	Approval /Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Alan B. Miller	6/9/2016	0	0	0	0	0	0	2,800	0	0	$56.34	$157,752
Charles F. Boyle	6/9/2016	0	0	0	0	0	0	1,550	0	0	$56.34	$87,327
Cheryl K. Ramagano	6/9/2016	0	0	0	0	0	0	1,550	0	0	$56.34	$87,327
Timothy J. Fowler	6/9/2016	0	0	0	0	0	0	1,050	0	0	$56.34	$59,157

(1.)	Restricted shares of beneficial interest issued under our Amended and Restated 2007 Restricted Stock Purchase Plan. These shares are scheduled to vest on June 9, 2018, the second anniversary date of the award. Shares issued under this plan are eligible for dividends.
(2.)	Represents the full grant date fair value for the restricted stock awards, as described in our Annual Report on Form 10-K for the year ended December 31, 2016.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2016.

Name	Option Awards(1.)					Stock Awards(2.)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3.)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3.)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Alan B. Miller	0	0	0	N/A	N/A	2,800	$183,652	0	$0
						2,800	183,652	0	0
Charles F. Boyle	0	0	0	N/A	N/A	1,550	101,665	0	$0
						1,550	101,665	0	0
Cheryl K. Ramagano	0	0	0	N/A	N/A	1,550	101,665	0	$0
						1,550	101,665	0	0
Timothy J. Fowler	0	0	0	N/A	N/A	1,050	68,870	0	$0
						1,050	68,870	0	0

(1.)	Stock option awards. There are no stock options or dividend equivalent rights outstanding at December 31, 2016.
(2.)	Restricted Stock Awards. These restricted shares are scheduled to vest on the second anniversary of the date of the grant as follows: 2,800 shares in each of June, 2017 and June, 2018 for Mr. Miller; 1,550 shares in June, 2017 and June, 2018 for each of Mr. Boyle and Ms. Ramagano, and; 1,050 shares in each of June, 2017 and June, 2018 for Mr. Fowler. Shares issued under this plan are eligible for dividends.
(3.)	Based on closing sale price of shares of beneficial interest on the New York Stock Exchange on December 30, 2016 of $65.59 per share.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about stock option exercises by, and the vesting of stock for, our named executive officers during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan B. Miller	7,500	$173,550	2,800	$156,408
Charles F. Boyle	4,000	$92,560	1,600	$89,376
Cheryl K. Ramagano	4,000	$92,560	1,600	$89,376
Timothy J. Fowler	3,000	$69,420	1,050	$58,653

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

There are no potential payments committed to our named executive officers in connection with their termination or in the event of a change of control of the Trust. However, the Board of Trustees or Compensation Committee, in its sole discretion, may approve the immediate vesting of all shares of restricted stock.

TRUSTEE COMPENSATION

2016 TRUSTEE COMPENSATION TABLE

The following table sets forth a summary of the compensation we paid to our Trustees during fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1.)	Option Awards ($)(2.)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3.)	Total ($)
James E. Dalton, Jr. (4.)	$35,500	$19,719	$—	$—	$—	$1,820	$57,039
Miles L. Berger (4.) (6.)	$28,750	$19,719	$—	$—	$—	$1,820	$50,289
Elliot J. Sussman, M.D. (4.)	$33,000	$19,719	$—	$—	$—	$1,820	$54,539
Robert F. McCadden (4.)	$31,250	$19,719	$—	$—	$—	$1,820	$52,789
Marc D. Miller (5.)	$—	$19,719	$—	$—	$—	$1,820	$21,539

(1.)	Represents grant date fair value for awards of 350 shares of restricted stock made to each of the above Trustees during 2016 pursuant to the Universal Health Realty Income Trust Amended and Restated 2007 Restricted Stock Plan (“2007 Amended and Restated Plan”). These awards are scheduled to vest in June, 2018 on the second anniversary of the grant date. Dividends declared by us are paid with respect to outstanding shares of restricted stock.
(2.)	There were no option awards granted during 2016. As of December 31, 2016, there were no stock options or dividend equivalent rights outstanding.
(3.)	Consists of dividends paid on unvested restricted stock.
(4.)	Independent Trustee.
(5.)	Non-management, non-Independent Trustee.
(6.)	Miles L. Berger is scheduled to retire from the Board of Trustees on June 8, 2017.

In June, 2016, the Compensation Committee reviewed selected peer group data to assess the competitiveness of our Independent Trustee compensation. The data was prepared by the human resource personnel of our Advisor and reviewed for accuracy and reasonableness by a third-party consultant. The selected peer group included companies comparable to us based upon the following criteria: (i) total assets (selected companies with 2015 year-end total assets ranging from $144 million to $916 million), and; (ii) scope of operations (selected companies with investments in commercial real estate). The selected peer group included the following companies: Agree Realty Corp; BRT Realty Trust; Getty Realty Corp.; Gladstone Commercial Corp; Sotherly Hotels; Monmouth Real Estate Investment Corp.; One Liberty Properties, Inc.; Condor (formerly Supertel Hospitality, Inc.), and; UMH Properties, Inc.

During 2016, each Independent Trustee was paid annual compensation of $20,000 for service on the Board of Trustees. In addition, each Independent Trustee was paid $1,000 for attendance in person at each regular meeting of the Board of Trustees, or $500 for telephonic participation. An additional $500 was paid for participation in each Committee meeting or special meeting of the Board of Trustees. During 2016, (i) Miles L. Berger, Lead Trustee, was compensated an additional $2,500 for his service in that capacity, $1,250 for his position as Nominating & Governance Committee Chairman, and $5,000 for meeting fees; (ii) Elliot J. Sussman, M.D., Chairman of the Compensation Committee, was compensated an additional $1,250 for his service in that capacity, $1,250 for his service as a member of the Audit Committee and $10,500 for meeting fees; (iii) James E. Dalton, Jr., was compensated an additional $5,000 for his position as Chairman of the Audit Committee and $10,500 for meeting fees, and; (iv) Robert F. McCadden was compensated an additional $1,250 for his service as a member of the Audit Committee and $10,000 for meeting fees. All travel expenses incurred in connection with their duties as Trustees were reimbursed to the Trustees.

Dividend equivalents attributable to vested stock options were paid during 2016 upon the exercise of the related stock options as follows: $695 was paid to each of James E. Dalton, Jr. and Elliot J. Sussman, M.D., and; $1,295 was paid to Miles L. Berger. There are no dividend equivalent rights or stock options outstanding at December 31, 2016.

Trustee Independence

The Board of Trustees has affirmatively determined that four of its six members (Elliot J. Sussman, M.D., James E. Dalton, Jr., Miles L. Berger and Robert F. McCadden) are “independent” under the applicable SEC rules and regulations and the NYSE listing standards. In determining independence, the Board of Trustees affirmatively determines each year whether Trustees have any material relationship with us. When assessing the materiality of a Trustee’s relationship with us, the Board of Trustees considers all relevant facts and circumstances, not merely from the Trustee’s standpoint, but also from the standpoint of the persons or organizations with which the Trustee has an affiliation. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. The Board of Trustees has concluded that no material relationship exists between us and any of our Independent Trustees other than each such person’s position as one of our Trustees.

Meetings of the Board of Trustees

Regular meetings of the Board of Trustees are generally held quarterly, while special meetings are called when necessary. Before each meeting, Trustees are furnished with an agenda and background materials relating to matters to be discussed. During 2016, there were four regular meetings of the Board of Trustees and one special meeting. All Trustees participated in all of the Board meetings and most of their applicable committee meetings of the Board of Trustees. Trustees are expected to attend the Annual Meeting of Shareholders. All of our Trustees attended the 2016 Annual Meeting of Shareholders.

Our Governance Guidelines provide that the Board of Trustees shall hold, in accordance with a schedule determined by the Nominating & Governance Committee, executive sessions where non-management Trustees (i.e., Trustees who are not our officers, but who do not otherwise have to qualify as “Independent Trustees”) meet without management participation (except as otherwise specifically requested by the non-management Trustees). The Independent Trustees met without management participation in September, 2016. The Lead Trustee is currently Miles L. Berger. Interested parties may communicate directly and confidentially with the

Lead Trustee or with the non-management Trustees of the Board of Trustees as a group by writing to that person at Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.

Board Leadership Structure and Board of Trustees

Mr. Alan B. Miller serves as the Trust’s Chairman of the Board, Chief Executive Officer and President. Miles L. Berger is the Lead Trustee. The Trust believes this structure allows all of the non-management Trustees to participate in the full range of the Board’s responsibilities with respect to its oversight of the Trust’s management. The Board has determined that this leadership structure is appropriate given the size and complexity of the Trust, the number of trustees overseeing the Trust and the Board’s oversight responsibilities.

The specific experience, qualifications, attributes or skills that led to the conclusion that each Trustee should serve as a Trustee of the Trust, in light of the Trust’s business and structure, are as follows:

Alan B. Miller has been a Trustee of the Trust since 1986. Mr. Alan Miller has been the Trust’s Chairman of the Board and Chief Executive Officer since 1986 and President since February, 2003. Mr. Alan Miller has been Chairman of the Board and Chief Executive Officer of Universal Health Services, Inc. (“UHS”) since 1978 and previously served as President until May, 2009. Prior thereto, he was President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. As a result of his many years of experience, Mr. Miller provides expertise on the healthcare and hospital management industries.

Marc D. Miller has been a Trustee of the Trust since 2008. He was appointed President of UHS in May, 2009 and prior thereto served as Senior Vice President and Co-Head of UHS’s Acute Care Division since 2007. Mr. Marc Miller was elected as a Vice-President of UHS in 2005 and has served in various capacities related to UHS’s acute care division since 2000. Additionally, Mr. Marc Miller serves as a member of the Board of Directors of Premier, Inc., a healthcare performance improvement alliance which contracts with UHS pursuant to a group purchasing agreement. Mr. Marc Miller provides expertise on the healthcare and hospital management industries.

James E. Dalton, Jr. has been a Trustee of the Trust since 1997. He was Chairman of the Board of Signature Hospital Corporation from 2006-2012. Mr. Dalton was President, Chief Executive Officer and Director of Quorum Health Group, Inc. from 1990 to 2001. He was President of Edinburgh Associates from 2001 to 2007 as well as a Director of US Oncology, Inc. until December 2010. Mr. Dalton has been a director of Select Medical Corp. since 2005. Mr. Dalton provides expertise on the hospital management industry.

Miles L. Berger has been a Trustee of the Trust since 1998. He has been Chairman of the Board of Berger Management Services, LLC since 1999. Mr. Berger was a Trustee of Innkeepers Trust USA from 1993 until the sale of the company in 2007 and he was a member of the Board of Directors of Medallion Bank from 2002 to April 28, 2016. He has been a Trustee of Chatham Lodging Trust since 2010. Mr. Berger provides expertise on business investments and real estate matters. Mr. Berger is scheduled to retire from the Board of Trustees on June 8, 2017.

Elliot J. Sussman, M.D. has been a Trustee of the Trust since 1999. He is Chairman of The Villages Health and a consultant. He previously served as President and Chief Executive Officer of Lehigh Valley Hospital and Health Network from 1993 through 2010. He has been a member of the Board of Directors of iCAD, Inc. since 2002. Dr. Sussman provides expertise on the management of hospitals and health systems.

Robert F. McCadden has been a Trustee of the Trust since December, 2013. He is currently Executive Vice President and Chief Financial Officer of Pennsylvania Real Estate Investment Trust since his appointment in 2004. Formerly, he served as audit partner of KPMG LLP from 2002 to 2004 and audit partner of Arthur Andersen LLP from 1993 to 2002. Since 2011, Mr. McCadden has served as a member of the Board of Directors of Independence Realty Trust, Inc. Mr. McCadden provides accounting and financial expertise as well as public company REIT experience.

The Board holds four regular meetings each year to consider and address matters involving the Trust. The Board also may hold special meetings to address matters arising between regular meetings. These meetings may take place in person or by telephone. The Independent Trustees also regularly meet in executive sessions outside the presence of management. The Board has access to legal counsel for consultation concerning any issues that may occur during or between regularly scheduled Board meetings. As discussed below, the Board has established a Compensation Committee, an Audit Committee and a Nominating & Governance Committee to assist the Board in performing its oversight responsibilities.

The Nominating & Governance Committee annually oversees a self-evaluation of the current Board members and those committees as the Board shall specify from time to time and reports to the Board with respect to whether the Board and its committees are functioning effectively. The full Board discusses each evaluation report to determine what, if any, actions should be taken to improve the effectiveness of the Board or any committee thereof.

The Board’s Role in Risk Oversight

Consistent with its responsibility for oversight of the Trust, the Board, among other things, oversees risk management of the Trust’s business affairs directly and through the committee structure that it has established. The principal risks associated with the Trust are risks related to a worsening of the economic and employment conditions in the United States; indirect dependence on payments from the government and other third party payors; reductions or changes in Medicare funding; failure of the operators of our hospital facilities to comply with governmental regulations related to the Medicare and Medicaid licensing and certification requirements which could materially, adversely impact our future revenues and underlying value of the property; uncertainties regarding health care reform; competition for patients from other hospitals and health care providers; operators’ inability to meet their obligations to us; the deterioration of credit and capital markets; dependence on one operator (UHS) for a substantial portion of our revenues; potential conflicts of interest with UHS; lost revenues resulting from the exercise of purchase options, lease expirations and renewals, loan repayments and other restructuring; significant, non-controlling equity ownership interests we hold in various limited liability companies; the bankruptcy, default, insolvency or financial deterioration of our tenants; real estate ownership; significant potential liabilities and rising insurance costs and availability; failure to maintain our REIT status; the fact that dividends paid by REITs generally do not qualify for reduced tax rates; strict income distribution requirements applicable to REITs; the market value of our common stock could be substantially affected by various factors; ownership limitations and anti-takeover provisions in our declaration of trust and bylaws and under Maryland law and in our leases with UHS; dependence on key management personnel; increasing investor interest in our sector and consolidation at the operator or REIT level; failure to comply with all applicable corporate regulation as a public company; and different interpretations of accounting principles could have a material adverse effect on our results of operations or financial condition.

The Board’s role in the Trust’s risk oversight process includes regular reports from senior management on areas of material risk to the Trust, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee) receives these reports from management to identify and discuss such risks.

The Board periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board, management has implemented a variety of processes, procedures and controls to address these risks.

The Board requires management to report to the full Board on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Trust and other matters relating to risk management. The Audit Committee also receives regular reports from the Trust’s independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Trust. The Lead Trustee periodically meets with management and the Trust’s independent registered public accounting firm to review and discuss the activities of the Trust and to provide direction with respect thereto.

Shareholder Communications

Shareholders who wish to send communications to the Board of Trustees or an individual Trustee should address such communications to Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. The Secretary will forward such communications to the Board of Trustees or the specified individual Trustee to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Committees of the Board of Trustees

A current copy of our Governance Guidelines, Code of Business Conduct and Ethics, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available free of charge on our website at www.uhrit.com. Copies of these documents also are available in print free of charge to any shareholder who requests a copy. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K relating to amendments to or waivers of any provision of our Code of Business Conduct and Ethics by promptly posting the information on our website.

Compensation Committee. The Compensation Committee met once in 2016. Members of the Compensation Committee are Elliot J. Sussman, M.D., who serves as the Compensation Committee Chairman, James E. Dalton, Jr. and Miles L. Berger. The members of the Compensation Committee are independent pursuant to the applicable SEC rules and regulations and the listing standards of the NYSE.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Review and approve our goals and objectives relevant to the compensation of our chief executive officer, other executive officers and other personnel;

•	Determine and approve the compensation levels of our chief executive officer, other executive officers and other personnel and review and determine the compensation of our Independent Trustees;

•	Administer our Amended and Restated 2007 Restricted Stock Plan (“2007 Amended and Restated Plan”) and discharge the duties set forth therein, and;

•	Perform such other duties as the Board of Trustees may from time to time direct.

The Compensation Committee has the authority to establish one or more subcommittees which shall have the responsibilities and consist of those members of the Compensation Committee as the Compensation Committee may determine from time to time.

In its administration of the 2007 Amended and Restated Plan, the Compensation Committee has full authority in its discretion from time to time, and at any time, to select those officers and/or other personnel to whom awards will be granted, to determine the number of shares subject thereto, the times at which such awards shall be granted, the time at which the awards shall vest, and the terms and conditions of the agreements to be entered into by our officers. The full Board of Trustees is responsible for administering incentive grants to the Trustees. In determining the amount and terms of long-term incentive grants to be made to our named executive officers and other personnel other than Mr. Miller, the Compensation Committee relies heavily on the input and recommendations of Mr. Miller. See the section titled “Compensation Setting Process,” in the Compensation Discussion and Analysis included in this proxy statement for an additional discussion of the role of Mr. Miller in determining compensation.

In 2016, the Compensation Committee requested guidance from the human resource personnel of our Advisor, along with third-party validation of the accuracy and reasonableness of the compensation market review, with respect to the compensation for the named executive officers and Independent Trustees. See “Compensation Discussion and Analysis” and “Trustee Compensation” included in this proxy statement for additional information.

Nominating & Governance Committee. The Nominating & Governance Committee met once in 2016. The members of this Committee are Miles L. Berger, who serves as the Nominating & Governance Committee Chairman, Elliot J. Sussman, M.D. and James E. Dalton, Jr. The members of the Nominating & Governance Committee are independent pursuant to the applicable SEC rules and regulations and the listing standards of the NYSE.

The Nominating & Governance Committee was appointed by the Board of Trustees to: (1) assist the Board of Trustees by identifying individuals who are qualified, consistent with criteria approved by the Board of Trustees, to become Trustees, and to recommend to the Board of Trustees the Trustee nominees for the next annual meeting of shareholders; (2) develop and recommend to the Board of Trustees a set of governance principles in the form of corporate governance guidelines applicable to the Trust; (3) lead and oversee the Board of Trustees in its annual review of its performance and the performance of our management, and; (4) recommend to the Board Trustee nominees for each committee of the Board of Trustees. The Nominating & Governance Committee adopted our Governance Guidelines.

The Nominating & Governance Committee will consider Trustee nominees recommended by shareholders. Shareholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee, Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which shareholder proposals for presentation at the next annual meeting must be received, as disclosed in this Proxy Statement. Recommended nominees will only be considered if there is a vacancy or if the Board of Trustees decides to increase the number of Trustees.

The Nominating & Governance Committee identifies and evaluates recommended nominees by considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board of Trustees and the Nominating & Governance Committee deem would enhance the effectiveness of the Board of Trustees and our governance. We do not have a formal policy with regard to the consideration of diversity in identifying trustee nominees. However, the Trustees believe that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to all the Trustees to best fulfill their responsibilities to the long-term interest of our shareholders. The Nominating & Governance Committee will evaluate a nominee on the same basis if the individual is recommended by a shareholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify trustee candidates.

Audit Committee. The Audit Committee met eleven times in 2016. Members of this Committee are James E. Dalton, Jr., who serves as the Audit Committee Chairman, Elliot J. Sussman, M.D. and Robert F. McCadden.

Our Board of Trustees has determined, in its business judgment, that each member of the Audit Committee qualifies as independent to the applicable SEC rules and regulations and the listing standards of the NYSE and is financially literate and that James E. Dalton, Jr. qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise.

The Audit Committee is responsible for providing assistance to the Board of Trustees in fulfilling its responsibilities relating to corporate accounting and reporting practices and in maintaining a direct line of communication between the Trustees and the independent registered public accounting firm. It appoints our independent registered public accounting firm, reviews the scope and results of the audits with the independent registered public accounting firm and considers the adequacy of our internal accounting and control procedures.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Universal Health Services, Inc.

Advisory Agreement: UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS, serves as Advisor to us under an Advisory Agreement (the “Advisory Agreement”) dated December 24, 1986. Pursuant to the Advisory Agreement, the Advisor is obligated to present an investment program to us, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to us), to provide administrative services to us and to conduct our day-to-day affairs. All transactions between us and UHS must be approved by the Trustees who are unaffiliated with UHS (the “Independent Trustees”). In performing its services under the Advisory Agreement, the Advisor may utilize independent professional services, including accounting, legal, tax and other services, for which the Advisor is reimbursed directly by us. The Advisory Agreement may be terminated for any reason upon sixty days written notice by us or the Advisor.

The Advisory Agreement expires on December 31 of each year; however, it is renewable by us, subject to a determination by the Independent Trustees, that the Advisor’s performance has been satisfactory. Our advisory fee was 0.70% during each of 2016, 2015 and 2014 of our average invested real estate assets, as derived from our consolidated balance sheet. In December of 2016, based upon a review of our Advisory Fee and other general and administrative expenses as compared to an industry peer group, the Advisory Agreement was renewed for 2017 pursuant to the same terms as the Advisory Agreement in place during the last three years.

The average real estate assets for advisory fee calculation purposes exclude certain items from our consolidated balance sheet such as, among other things, accumulated depreciation, cash and cash equivalents, base and bonus rent receivables, deferred charges and other assets. The advisory fee is payable quarterly, subject to adjustment at year-end based upon our audited financial statements. In addition, the Advisor is entitled to an annual incentive fee equal to 20% of the amount by which cash available for distribution to shareholders for each year, as defined in the Advisory Agreement, exceeds 15% of our equity as shown on our consolidated balance sheet, determined in accordance with generally accepted accounting principles without reduction for return of capital dividends. The Advisory Agreement defines cash available for distribution to shareholders as net cash flow from operations less deductions for, among other things, amounts required to discharge our debt and liabilities and reserves for replacement and capital improvements to our properties and investments. No incentive fees were paid during 2016, 2015 or 2014 since the incentive fee requirements were not achieved. Advisory fees incurred and paid (or payable) to UHS amounted to $3.3 million during 2016, $2.8 million during 2015 and $2.5 million during 2014 and were based upon average invested real estate assets of $466 million, $401 million and $363 million during 2016, 2015 and 2014, respectively.

Leases: We commenced operations in 1986 by purchasing properties of certain subsidiaries from UHS and immediately leasing the properties back to the respective subsidiaries. Most of the leases were entered into at the time we commenced operations and provided for initial terms of 13 to 15 years with up to six additional 5-year renewal terms. The current base rentals and lease and renewal terms for each of the three hospital facilities leased to subsidiaries of UHS are provided below. The base rents are paid monthly and each lease also provides for additional or bonus rents which are computed and paid on a quarterly basis based upon a computation that compares current quarter revenue to a corresponding quarter in the base year. The three hospital leases with subsidiaries of UHS are unconditionally guaranteed by UHS and are cross-defaulted with one another.

The combined revenues generated from the leases on the UHS hospital facilities accounted for approximately 27% of our total revenue for the five years ended December 31, 2016 (approximately 24%, 25%

and 28% for the years ended December 31, 2016, 2015 and 2014, respectively). The decrease during 2016 and 2015 as compared to 2014 is due primarily to the 2016 and 2015 acquisitions, which are unrelated to UHS, as well as the divestiture of The Bridgeway which, as discussed below, occurred on December 31, 2014. Including 100% of the revenues generated at the unconsolidated LLCs in which we have various non-controlling equity interests ranging from 33% to 95%, the leases on the UHS hospital facilities accounted for approximately 21% of the combined consolidated and unconsolidated revenue for the five years ended December 31, 2016 (approximately 19%, 20% and 22% for the years ended December 31, 2016, 2015 and 2014). In addition, we have seventeen MOBs, or free-standing emergency departments (“FEDs”), that are either wholly or jointly-owned by us, that include tenants which are subsidiaries of UHS.

Pursuant to the Master Lease Document by and among us and certain subsidiaries of UHS, dated December 24, 1986 (the “Master Lease”), which governs the leases of all hospital properties with subsidiaries of UHS, UHS has the option to renew the leases at the lease terms described below by providing notice to us at least 90 days prior to the termination of the then current term. UHS also has the right to purchase the respective leased facilities at the end of the lease terms or any renewal terms at the appraised fair market value. In addition, the Master Lease, as amended during 2006, includes a change of control provision whereby UHS has the right, upon one month’s notice should a change of control of the Trust occur, to purchase any or all of the three leased hospital properties listed below at their appraised fair market value. Additionally, UHS has rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer. The leases related to the hospital facilities of UHS are guaranteed by UHS and cross-defaulted with one another.

In June, 2016, three wholly-owned subsidiaries of UHS provided the required notice to us, exercising the 5-year renewal options on the leases related to our acute care hospitals noted in the table below. The renewals extended the lease terms on these facilities, at existing lease rates, to December, 2021.

The table below details the existing lease terms and renewal options for our three acute care hospitals operated by wholly-owned subsidiaries of UHS:

Hospital Name	Annual Minimum Rent	End of Lease Term	Renewal Term (years)
McAllen Medical Center	$5,485,000	December, 2021	10	(a)
Wellington Regional Medical Center	$3,030,000	December, 2021	10	(b)
Southwest Healthcare System, Inland Valley Campus	$2,648,000	December, 2021	10	(b)

(a)	UHS has two 5-year renewal options at existing lease rates (through 2031).
(b)	UHS has two 5-year renewal options at fair market value lease rates (2022 through 2031).

Management cannot predict whether the leases with subsidiaries of UHS, which have renewal options at existing lease rates or fair market value lease rates, or any of our other leases, will be renewed at the end of their lease term. If the leases are not renewed at their current rates or the fair market value lease rates, we would be required to find other operators for those facilities and/or enter into leases on terms potentially less favorable to us than the current leases. In addition, if subsidiaries of UHS exercise their options to purchase the respective leased hospital or FED facilities upon expiration of the lease terms, our future revenues could decrease if we were unable to earn a favorable rate of return on the sale proceeds received, as compared to the rental revenue currently earned pursuant to these leases.

During the first quarter of 2016, we committed to invest up to $21.1 million in the development and construction of the Henderson Medical Plaza, an MOB located on the campus of the Henderson Hospital. Henderson Hospital, which is owned and operated by a subsidiary of UHS, is a newly constructed, 130-bed acute care hospital that was completed and opened during the fourth quarter of 2016. Henderson Medical Plaza, which contains approximately 78,800 rentable square feet, is scheduled to be completed and opened during the first quarter of 2017. A ground lease has been executed between the limited liability company that owns the MOB and a subsidiary of UHS, the terms of which include a seventy-five year lease term with two, ten-year renewal options at the lessee’s option at an adjusting lease rate. We have invested $9.5 million on the development and construction of this MOB as of December 31, 2016.

During the first quarter of 2015, we purchased from wholly-owned subsidiaries of UHS, the real property of two newly-constructed and recently opened FEDs located in Weslaco and Mission, Texas. Each FED consists of approximately 13,600 square feet and is operated by wholly-owned subsidiaries of UHS. In connection with these acquisitions, ten-year lease agreements with six, 5-year renewal terms were executed with UHS for each FED. The first four, 5-year renewal terms (covering years 2025 through 2044) include 2% annual lease rate increases, computed on a cumulative and compounded basis, and the last two, 5-year renewal terms (covering the years 2045 through 2054) will be at the then fair market value lease rates. These leases are cross-defaulted with one another. UHS has the option to purchase the leased properties upon the expiration of the fixed term and each five-year extended term at the fair market value at that time. The aggregate acquisition cost of these facilities was approximately $12.8 million, and the aggregate rental revenue earned by us at the commencement of the leases is approximately $900,000 annually.

During the third quarter of 2014, a wholly-owned subsidiary of UHS provided notification to us that, upon expiration of The Bridgeway’s lease term which occurred in December, 2014, it intended to exercise its option to purchase the real property of the facility. Pursuant to the terms of the lease, we and the wholly-owned subsidiary of UHS were both required to obtain independent appraisals of the property to determine its fair market value. On December 31, 2014, The Bridgeway, a 103-bed behavioral health facility located in North Little Rock, Arkansas, was sold to UHS for $17.3 million. A gain on divestiture of real property of approximately $13.0 million is included in our results of operations for the twelve-month period ended December 31, 2014. Prior to its divestiture in 2014, our revenues, net cash provided by operating activities and funds from operations included approximately $1.1 million earned annually in connection with The Bridgeway’s lease.

Officers and Employees: Our officers are all employees of a wholly-owned subsidiary of UHS and although as of December 31, 2016 we had no salaried employees, our officers do typically receive annual stock-based compensation awards in the form of restricted stock. In special circumstances, if warranted and deemed appropriate by the Compensation Committee of the Board of Trustees, our officers may also receive one-time compensation awards in the form of restricted stock and/or cash bonuses.

Share Ownership: As of December 31, 2016 and 2015, UHS owned 5.8% and 5.9%, respectively, of our outstanding shares of beneficial interest.

SEC reporting requirements of UHS: UHS is subject to the reporting requirements of the Securities and Exchange Commission (“SEC”) and is required to file annual reports containing audited financial information and quarterly reports containing unaudited financial information. Since the leases on the hospital facilities leased to wholly-owned subsidiaries of UHS comprised approximately 24%, 25% and 28% of our consolidated revenues for the years ended December 31, 2016, 2015 and 2014, respectively, and since a subsidiary of UHS is our Advisor, you are encouraged to obtain the publicly available filings for Universal Health Services, Inc. from the SEC’s website. These filings are the sole responsibility of UHS and are not incorporated by reference herein.

Review, Approval and Ratification of Related Party Transactions

Pursuant to our Code of Business Conduct and Ethics, all employees, officers and Trustees of the Trust, including family members and entities in which such persons have an interest (except any other publicly traded company in which such persons have less than a 5% interest) should avoid any relationship or financial interest which gives rise to an actual or potential conflict of interest between us and the employee, officer or Trustee. If an employee, officer or Trustee becomes aware of an actual or potential conflict of interest, he or she should promptly bring it to the attention of, and disclose all material facts to, one or more of a supervisor, a member of our legal staff, or the Chairperson of the Nominating & Governance Committee of the Board.

Pursuant to Section 4.9 of our Declaration of Trust, we may not engage in a transaction with any employee, officer, agent or Trustee of the Trust or with any employee, officer, agent or director of the Advisor, or any affiliate thereof except to the extent that such transaction has been approved or ratified by a majority of the Trustees who do not have an interest in the transaction. We may not engage in a transaction with our Advisor or any affiliate thereof (such as UHS) except to the extent that such transaction has been approved or ratified by a majority of the Independent Trustees. In approving or rejecting the proposed agreement, the Trustees will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on Trustee independence. In general, the Trustees shall only approve those agreements that, in light of known circumstances, are in our best interests and that are fair and reasonable to us and our shareholders. For certain transactions with related persons, our Declaration of Trust requires that, based on an independent real estate appraiser, the total consideration is not in excess of the appraised value of the interest in the real property being acquired or disposed of, as applicable. If a transaction involves payments by us for services rendered (other than as Advisor, officer or Trustee), our Declaration of Trust requires that the payments made by us may not be in excess of payments made by third-parties to the related person for comparable services in the same geographic area and may not be in excess of fees charged by parties unrelated to us for comparable services in the same geographic area. All of our transactions with UHS and our Advisor were approved by a majority of our Independent Trustees.

AUDIT COMMITTEE REPORT

The Board of Trustees is committed to the accuracy and integrity of the Trust’s financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of our accounting functions and internal controls.

The Audit Committee reviews and evaluates, and discusses and consults with our management and the internal audit personnel and the independent registered public accounting firm about the following:

•	the plan for, and the independent auditors’ report on, each audit of our consolidated financial statements and internal controls;

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements;

•	significant developments in accounting rules;

•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of a work environment that promotes ethical behavior.

The Audit Committee acts under a written charter which was originally adopted by the Board of Trustees in 2004 and is reviewed and approved on an annual basis. The Audit Committee reviews, acts on and reports to the Board of Trustees with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Trust regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Board of Trustees has determined that each of the members of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommended to the Board of Trustees that the consolidated financial statements be included in the Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2016:

•	First, the Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits.

•

Second, the Audit Committee met with the independent auditors, without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

•

Third, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•

Fourth, the Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards of the Public Company Accounting Oversight Board (United States).

•

Fifth, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Trust, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

•

Finally, the Audit Committee obtained and reviewed a report from the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years inspecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Trust.

The Audit Committee reviewed our financial statements with the Board of Trustees and discussed them with KPMG LLP during the 2016 fiscal year, along with the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from KPMG

LLP the written disclosures, including the letter, required by PCAOB 3524 and 3526 and discussed with KPMG LLP its independence. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standard No. 16, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. Based on these discussions with KPMG LLP and management and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in our 2016 Annual Report on Form 10-K.

AUDIT COMMITTEE

James E. Dalton, Jr., Chairman
Robert F. McCadden
Elliot J. Sussman, M.D.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accounting firm for the 2016 and 2015 fiscal years and has been selected to serve in that capacity for us for the 2017 fiscal year. It is anticipated that representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the shareholders or their representatives.

Set forth below are the fees paid or accrued for the services of KPMG LLP during 2016 and 2015:

	2016	2015
Audit fees	$720,000	$565,000
Audit-related fees	—	—
Tax fees	205,850	178,785
All other fees	—	—

Total	$925,850	$743,785

Audit fees for 2016 and 2015 consisted primarily of professional services rendered to us or various audits of limited liability companies in which we hold equity interests. Such audit services include audits of financial statements, audit of the effectiveness of internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements, and audit services provided in connection with regulatory filings. Included in the 2016 audit fees were services incurred in connection with an at-the-market equity issuance program as well as fees related to our 2016 acquisitions.

Tax fees for professional services rendered in 2016 and 2015 consisted primarily of the preparation of federal and state income tax returns and consultation on various tax matters related to us or limited liability companies in which we hold equity interests.

The Audit Committee has considered and determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to us by the independent auditors are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent auditors. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

April 20, 2017

Universal Health Realty Income Trust

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals —	The Board of Trustees recommends a vote FOR the listed nominees in Proposal 1, FOR Proposals 2 and 4, and FOR 1 year in Proposal 3.

1.	Election of Trustees:	For	Withhold	+
	01 - Alan B. Miller	☐	☐

	02 - Robert F. McCadden	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain

2.	Advisory (nonbinding) vote to approve named executive officer compensation.	☐	☐	☐	3.	Advisory (nonbinding) vote on the frequency of an advisory shareholder vote to approve named executive officer compensation.	☐	☐	☐	☐
4.	To ratify the selection of KPMG LLP, as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4, AND FOR 1 YEAR IN PROPOSAL 3.

B	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders. Please sign exactly as name appears hereon. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

∎	1UP X	+

02JHYC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Universal Health Realty Income Trust

Proxy — Universal Health Realty Income Trust

This Proxy is Solicited By The Board of Trustees For The Annual Meeting of Shareholders

To Be Held on June 7, 2017

Alan B. Miller and Cheryl K. Ramagano, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all shares of Universal Health Realty Income Trust (the “Trust”) held of record by the undersigned on April 10, 2017 at the Annual Meeting of Shareholders to be held at 10:00 a.m., on Wednesday, June 7, 2017 at the offices of the Trust at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

(This proxy is continued on reverse side)

PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY